EXHIBIT 22.1
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                         BREAKTHROUGH ELECTRONICS, INC.
                          3170 West Sahara, Suite D-21
                             Las Vegas, Nevada 89102

                   NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 22, 1999

 TO THE SHAREHOLDERS OF BREAKTHROUGH ELECTRONICS:

         A special meeting of the shareholders (the "Special Meeting") of BREAKTHROUGH ELECTRONICS, INC. (the "Company"), will be held at 657 Third Street, San Francisco, California 94107, on November 22, 1999, at 11:00 a.m., Pacific Standard Time, to consider and vote on the following proposals:

         (1) To authorize and approve the Agreement and Plan of Merger dated as of November 10, 1999 (the "Agreement"), by and between the Company, a wholly-owned subsidiary of the Company, and Digital DJ, Inc. ("DDJ"), a California corporation, and the transactions contemplated thereby. Under the terms of the Agreement, a wholly-owned subsidiary of the Company will be merged into DDJ; DDJ will become a wholly-owned subsidiary of the Company in a tax-free reorganization; the Company will issue approximately 15,956,000 shares of common stock, par value $0.001 per share, to the DDJ shareholders; and outstanding warrants and options of DDJ will be converted into warrants and options to purchase up to a total of approximately 1,102,500 shares of common stock of the Company;

         (2) To adopt and approve a proposed amendment to the Articles of Incorporation of the Company which changes the name of the Company to "Digital DJ, Inc.," or some derivation thereof as the Board of Directors may determine;

         (3) To elect Yasuhiko Ohmori, Tsutomu Takahisa, and Koyo Hasegawa, designees of DDJ, as Directors of the Company, to serve until the next annual meeting or until their successors are duly elected and qualified; and

         (4) To transact such other business as may properly come before the special meeting.

         The above proposals numbered (1) through (3) must be approved in order for any to be approved. If any of such proposals is not approved, the remaining proposals will be rendered null and void, and no action will be taken with respect thereto.

         ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON OCTOBER 20, 1999 (THE "RECORD DATE"), ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING. THE ATTENDANCE AT AND/OR VOTE OF EACH SHAREHOLDER AT THE SPECIAL MEETING IS IMPORTANT.
                                              BY ORDER OF THE BOARD OF
                                                       DIRECTORS


Salt Lake City, Utah                          By /s/ Lawrence Sapperstein
                                                -------------------------
DATED: November 10, 1999                         Lawrence Sapperstein, President

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PLEASE FILL IN,  SIGN,  DATE,  AND RETURN THE  ENCLOSED  PROXY TO THE  COMPANY'S
TRANSFER AGENT, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.


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